Exhibit 99.1

Advantego Technologies, Inc.
Financial Statements

As of and for the Period of July 29, 2016 (Inception)
through December 31, 2016

PRITCHETT,SILER & HARDY, P.C.
CERTIFIED PUBLIC ACCOUNTANTS
A PROFESSIONAL CORPORATION
1438 N. HIGHWAY 89 STE. 130
FARMINGTON, UTAH  84025

(801) 447-9572     FAX (801) 447-9578

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
Advantego Technologies, Inc.
Irvine, CA

We have audited the accompanying balance sheet of Advantego Technologies, Inc. (the Company) as of December 31, 2016, and the related statements of operations, stockholders' equity (deficit), and cash flows for the period of July 29, 2016 (inception) through December 31, 2016.  The Company's management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting.  Accordingly, we express no such opinion.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2016, and the results of its operations and its cash flows for period of July 29, 2016 (inception) through December 31, 2016, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note A to the financial statements, the Company has incurred losses since its inception, has a working capital deficit, and has not yet established profitable operations.  These factors raise substantial doubt about the ability of the Company to continue as a going concern.  Management's plans in regards to these matters are also described in Note A.  These financial statements do not include any adjustments that might result from the outcome of these uncertainties.

/s/ Pritchett, Siler & Hardy, P.C.
PRITCHETT, SILER & HARDY, P.C.

Farmington, Utah
October 16, 2017

Advantego Technologies, Inc.
Balance Sheet
As of December 31, 2016

ASSETS

CURRENT ASSETS
Cash and cash equivalents	$2,091
Total current assets	2,091

TOTAL ASSETS	$2,091

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

CURRENT LIABILITIES
Accounts payable - related parties	$70,806
Note payable - related party	50,000
Accrued interest, note payable - related party	822
Total current liabilities	121,628

TOTAL LIABILITIES	121,628

STOCKHOLDERS' EQUITY (DEFICIT)
Common stock, no par value; 10,000 authorized shares; 1,000 issued and outstanding shares	1,000
Accumulated (deficit)	(120,537)
Total stockholders' equity (deficit)	(119,537)
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)	$2,091

The accompanying footnotes are an integral part of these financial statements.

Advantego Technologies, Inc.
Statement of Operations
For the Period of July 29, 2016 (Inception) through December 31, 2016

REVENUES	$-

OPERATING EXPENSES
General and administrative	119,715

Total operating expenses	119,715

OPERATING (LOSS)	(119,715)

OTHER INCOME (EXPENSE)
Interest expense	(822)

Total other (expense)	(822)

Loss before income taxes	(120,537)
Income taxes	-

NET LOSS	(120,537)

Basic and diluted (loss) per common share	$(161.06)
Weighted average shares outstanding - basic and diluted	748

The accompanying footnotes are an integral part of these financial statements.

Advantego Technologies, Inc.
Statement of Changes in Stockholders' Equity (Deficit)
For the Period July 29, 2016 (Inception) through December 31, 2016

	Common Stock		Accumulated
	Shares	Amount	(Deficit)	Total

Balance at July 29, 2016	-	$-	$-	$-

Common stock issued for cash	1,000	1,000		1,000

Net loss			(120,537)	(120,537)

Balance at December 31, 2016	1,000	$1,000	$(120,537)	$(119,537)

The accompanying footnotes are an integral part of these financial statements.

Advantego Technologies, Inc.
Statement of Cash Flows
For the Period July 29, 2016 (Inception) through December 31, 2016

CASH FLOWS FROM OPERATING ACTIVITIES
Net (loss)	$(120,537)
Changes in operating assets and liabilities:
Increase in accounts payable - related parties	70,806
Increase in accrued interest, notes payable - related party	822

Net cash flows (used by) operating activities	(48,909)

CASH FLOWS FROM INVESTING ACTIVITIES	-

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of common stock	1,000
Proceeds from note payable - related party	50,000

Net cash flows provided by financing activities	51,000

NET CHANGE IN CASH	2,091

CASH - BEGINNING OF PERIOD	-

CASH - END OF PERIOD	$2,091

SUPPLEMENTAL CASH FLOW INFORMATION:
Non-cash investing and financing activities	$-

Cash paid for
Interest	$-
Income taxes	$-

The accompanying footnotes are an integral part of these financial statements.

Advantego Technologies, Inc.
Notes to Financial Statements
Period of July 29, 2016 (Inception) through December 31, 2016

Note A – Organization and Business

Organization and Nature of Business

Advantego Technologies, Inc. ("the Company," "we," "us" or "Advantego") was incorporated in California on July 29, 2016. On October 27, 2016, we completed a reverse merger with Golden Eagle International, Inc.  Advantego develops software products and related services which are designed to enable an organization to rapidly and cost-effectively create a comprehensive promotional and marketing campaign using social media marketing, customer relationship management, and lead generation.  As of December 31, 2016, Advantego had not entered into any agreements to provide its services to any third parties and had not earned any revenue.

Going Concern

The financial statements as of December 31, 2016 and for the period of July 29, 2016 (inception) through December 31, 2016, have been prepared on the going concern basis which assumes that adequate sources of financing will be obtained as required and that our assets will be realized and liabilities settled in the ordinary course of business.  Accordingly, the financial statements do not include any adjustments related to the recoverability of assets and classification of assets and liabilities that might be necessary should we be unable to continue as a going concern. The Company has not yet achieved profitable operations, has accumulated losses of $(120,537) since its inception, and expects to incur further losses in the development of its business, all of which casts substantial doubt about the Company's ability to continue as a going concern.  Should the Company be unable to obtain clients or adequate financing to implement its business plan, it is unlikely that the Company can continue as a going concern.  The Company will seek to obtain other forms of debt or equity financing to remain a going concern. However, the Company can offer no assurances that it will be successful in these efforts.

Note B – Business Combination

On October 27, 2016, 100% of the Company's common stock was acquired by Golden Eagle International, Inc. ("Golden Eagle" or "GEII") in exchange for 127,915,000 shares of Golden Eagle common stock, making the Company a wholly-owned subsidiary of GEII in an acquisition accounted for as a reverse purchase. Golden Eagle International, Inc. was incorporated in Colorado on July 21, 1988. From late 2008 through June 2009, GEII was engaged in contract gold milling operations in the state of Nevada in the United States.  Since then, GEII has been a non-operating shell corporation seeking to sell its remaining milling plant and equipment and/or merge with an operating company.

In connection with this reverse merger, the following management changes took place at Golden Eagle on October 28, 2016:

●	Mark Bogani resigned as an officer and director of GEII;
●	Frank Grey resigned as our Secretary and Treasurer;
●	Tracy Madsen resigned as a director of GEII;
●	Robert Ferguson became a director and our Chief Executive Officer;
●	Fred Popke became a director and our Vice President, Secretary and Treasurer; and
●	John J. Carvelli and Barry Adnams became directors.

Frank Grey remained as GEII's Principal Financial and Accounting Officer and a director.

Note C – Pro Forma Financial Statements

The following unaudited proforma condensed combined balance sheet aggregates the balance sheets of Advantego and Golden Eagle as of December 31, 2016, accounting for the transaction as a reorganization of Advantego in a manner similar to a reverse purchase with the issuance of common stock of the Golden Eagle for all the issued and outstanding shares of Advantego, and using the assumptions described in the following notes, giving effect to the transaction, as if the transaction had occurred as of December 31, 2016.

The following unaudited proforma condensed combined statement of operations combines the results of operations of Advantego and Golden Eagle for the period from Advantego's inception on July 29, 2016 through December 31, 2016 as if the transaction had occurred at the beginning of the period.

These proforma financial statements are not necessarily indicative of the combined financial position, had the acquisition occurred at the end of the periods indicated above, or the combined results of operations which might have existed for the periods indicated or the results of operations as they may be in the future.

Golden Eagle International, Inc. and Advantego International, Inc.
Unaudited Proforma Condensed Combined Balance Sheet As of December 31, 2016

	Golden Eagle International, Inc.	Advantego Technologies, Inc.
	December 31, 2016	December 31, 2016		Adjustments	Proforma Combined

CURRENT ASSETS
Cash	$44,020	$2,091			$46,111
Note receivable - related party	50,000	-	a	(50,000)	-
Accrued interest receivable, note receivable - related party	822	-	b	(822)	-
TOTAL CURRENT ASSETS	94,842	2,091			46,111

TOTAL ASSETS	94,842	2,091			46,111

CURRENT LIABILITIES
Accounts payable	4,500	-			4,500
Accounts payable-related party	1,440	70,806			72,246
Accrued interest, notes payable	822	-			822
Accrued interest, notes payable-related parties	21,125	822	b	(822)	21,125
Notes payable-related parties (net of debt discount of $6,022 and $0 for GEII and ATI, respectively)	54,590	50,000	a	(50,000)	54,590
Notes payable (net of debt discount of $7,281 and $0 for GEII and ATI, respectively)	42,719	-			42,719
TOTAL CURRENT LIABILITIES	125,196	121,628			196,002

TOTAL LIABILITIES	125,196	121,628			196,002

STOCKHOLDERS' EQUITY (DEFICIT)
Preferred stock 10,000,000 Shares Authorized; $0.01 Par Value; 240,000 issued and outstanding	2,400	-			2,400
Common Stock 1,000 Shares issued and Outstanding, No Par Value	-	1,000	c	(1,000)	-
Common stock 2,000,000,000 Shares Authorized; $0.0001 Par Value;
159,883,328 shares issued and outstanding	15,988	-			15,988
Additional paid-in capital	65,240,407	-	c	1,000	(5,815)
			d	(65,247,222)
Accumulated deficit	(65,289,149)	(120,537)	d	65,247,222	(162,464)
Total Equity	(30,354)	(119,537)			(149,891)
Total liabilities and stockholders' deficit	$94,842	$2,091			$46,111

Golden Eagle International, Inc.
and Advantego Techonolgies, Inc.
Unaudited Proforma Condensed Combined Statement of Operations
For the Period of July 29, 2016 (Advantego's Inception) through December 31, 2016

	Golden Eagle International,	Advantego Technologies, Inc.
	Inc. Period of July 29, 2016 through December 31, 2016	Period of July 29, 2016 (Inception) through December 31, 2016		Adjustments	Proforma Combined

REVENUES
Sales	$-	$-			$-

OPERATING EXPENSES
General and administrative	38,833	119,715			158,548

TOTAL OPERATING EXPENSES	38,833	119,715			158,548

OPERATING LOSS	(38,833)	(119,715)			(158,548)

OTHER INCOME (EXPENSES)
Interest expense	(68,751)	(822)	b	822	(68,751)
Interest Income	822	-	b	(822)	-

TOTAL OTHER INCOME (EXPENSES)	(67,929)	(822)			(68,751)

NET LOSS	$(106,762)	$(120,537)			$(227,299)

WEIGHTED AVERAGE SHARES OUTSTANDING
Basic and diluted	47,070,044	748	c	(748)	47,070,044

Loss per share
Basic and diluted	$(0.00)	$(161.06)	c	161.06	$(0.00)

Proforma Adjustments

a.
Advantego received $50,000 in cash from Golden Eagle pursuant to a promissory note dated September 20, 2016. This transaction was classified as a note payable on the Advantego financial statements and a note receivable on the Golden Eagle financial statements and was eliminated in the combined financial statements.

b.
Accrued interest receivable and payable, as well as the related interest expense and income, in the amount of $822 on the $50,000 loan from Golden Eagle to Advantego, were eliminated in the combined financial statements.

c.
1,000 shares of Advantego common stock with no par value totaling $1,000 was applied to Golden Eagle additional paid-in capital in the combined financial statements.  The related weighted average shares outstanding and loss per share of Advantego were also eliminated in combination.

d.
Effective October 27, 2016 (reverse merger date), Golden Eagle effected a quasi-reorganization by eliminating Golden Eagle's losses accumulated prior to the reverse merger against additional paid-in capital.

Note D – Summary of Significant Accounting Policies

Use of Estimates

Preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes.  Actual results may differ from those estimates, and such differences may be material to the financial statements.

Concentration of Credit Risk

From time to time our cash balances, held at a major financial institution, exceed the federally insured limits of $250,000.  Our management believes that the financial institution is financially sound and the risk of loss is low.

Cash and Cash Equivalents

For the statement of cash flows, any liquid investments with a maturity of three months or less at the time of acquisition are considered to be cash equivalents.

Property, Equipment and Mineral Development

Property and equipment are recorded at cost.  Maintenance and repair costs are charged to expense as incurred, and renewals and improvements that extend the useful life of assets are capitalized. Depreciation on property and equipment is computed using the straight-line method over the assets' estimated useful lives as follows:

Mining equipment	7-8 years
Vehicles	5 years
Office equipment	4-10 years

Long-Lived Assets

We periodically review our long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.  Impairment losses are recognized when the estimated future cash flows are less than the carrying amount of the asset calculated on discounted cash flow basis.

For the period of July 29, 2016 (inception) through December 31, 2016, we did not have any such assets or recognize any impairment charges.

Stock Based Compensation

We measure stock-based compensation cost relative to the estimated fair value of the awards on the grant date using a Black-Scholes options pricing model.  We recognize the cost as the awards vest.

Income (Loss) Per Share

The computation of basic earnings (loss) per common share is based on the weighted average number of shares outstanding during each year.

The computation of diluted earnings per common share is based on the weighted average number of shares outstanding during the year plus the common stock equivalents as detailed in the following chart.  In 2016 the inclusion of these shares would have resulted in a weighted average shares fully diluted number that was anti-dilutive and as such they are excluded.  No stock equivalents were outstanding during the period ended December 31, 2016.

Fully diluted shares for the period ended December 31, 2016:

Basic weighted-average shares outstanding	748

Income Taxes

Income taxes are accounted for under the liability method. Under the liability method, future tax liabilities and assets are recognized for the estimated future tax consequences attributable to differences between the amounts reported in the financial statements and their respective tax bases. Future tax assets and liabilities are measured using enacted or substantially enacted income tax rates expected to apply when the asset is realized or the liability settled.

Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carry-forwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax basis. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more-likely-than-not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax law and rates on the date of enactment.

Effect of New Accounting Pronouncements

There are no recent accounting pronouncements that are expected to have a material impact on our financial position, results of operations or cash flows.

Note E – Stockholders' Equity

Upon our formation on July 29, 2016, we authorized for issuance 10,000 shares of no-par common stock.  On September 6, 2016, we issued to our officers an initial 1,000 shares of our common stock at $1 per share for $1,000 in cash, resulting in 1,000 shares of common stock issued and outstanding at December 31, 2016.

Note F – Related Party Transactions

On September 20, 2016, we received a loan from Golden Eagle International, Inc. in the amount $50,000 pursuant to a 10% promissory note with a maturity date of March 20, 2017.  The note is personally guaranteed by our CEO, Robert Ferguson.  As of and for the period of July 29, 2016 (inception) through December 31, 2016, we accrued $822 in interest expense.  The note and accrued interest are in default at December 31, 2016.

We incur various consulting, management, and software licensing expenses with our officers, directors, and companies owned by our officers and directors.  During the period of July 29, 2016 through December 31, 2016, we incurred $107,306 with these individuals and companies, of which $70,806 was payable at December 31, 2016.

Note G – Income Taxes

Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences, and operating loss and tax credit carry forwards and deferred tax liabilities are recognized for taxable temporary differences.  Temporary differences are the differences between the reported amounts of assets and liabilities and their tax basis.  Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more-likely-than-not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Deferred tax assets and valuation allowance at December 31, 2016:

2016

Net loss carry forward	$40,983
Valuation allowance	(40,983)
$-

A provision for income taxes has not been made due to net operating loss carry-forwards of $40,983 at December 31, 2016, which may be offset against future taxable income through 2034. No tax benefit has been reported in the financial statements.

The actual provision for income tax differs from the statutory U.S. federal income tax rate for the years ended December 31, 2016 as follows:

2016

Provision (benefit) at US statutory rate of 34%	$40,983
Increase (decrease) in valuation allowance	(40,983)
Ending balance	$-

Current accounting guidance requires the Company to provide a reconciliation of the beginning and ending amount of unrecognized tax impacts related to the sustainability of tax positions taken in current and prior periods.

As of December 31, 2016, the Company did not have any tax positions for which it is reasonably possible that the total amount of unrecognized tax benefits will significantly increase or decrease within the next 12 months.

The Company includes interest and penalties arising from the underpayment of income taxes in the statements of operations in the provision for income taxes.

 As of December 31, 2016, the Company had no accrued interest or penalties related to uncertain tax positions.

The tax years that remain subject to examination by major taxing jurisdictions are those for the years ended December 31, 2016 through the present.

Note H – Subsequent Events

The Company has evaluated subsequent events from the balance sheet date through the date the financial statements were issued and has determined that there are no additional events to disclose.